Exhibit 10.5
AGREEMENT OF LEASE
between
INLAND AMERICAN/STEPHENS (N FIRST) VENTURES,
a Delaware limited liability company
as Landlord
and
RAE SYSTEMS INC.
a California corporation
as Tenant
Dated as of December 20, 2007

TABLE OF CONTENTS
(continued)

EXHIBITS
EXHIBIT A — DEFINITIONS AND INTERPRETATION
EXHIBIT B — LEGAL DESCRIPTION OF LAND
EXHIBIT C — FORM OF SUPERIOR MORTGAGEE SNDA
EXHIBIT D — FORM OF LANDLORD’S NON-DISTURBANCE AGREEMENT

AGREEMENT OF LEASE
     AGREEMENT OF LEASE (this “Lease”), dated as of December ___, 2007 (the “Commencement Date”), between Inland American/Stephens (N First) Ventures, LLC, a Delaware limited liability company (“Landlord”), having an office at 465 California Street, Suite 330, San Francisco, California 94104, and RAE Systems Inc., a Delaware corporation (“Tenant”), having an office at 3775 N. First Street, San Jose, California 95134.
W I T N E S S E T H:
          WHEREAS, immediately prior to the execution and delivery of this Lease, pursuant to that certain Purchase and Sale Agreement dated November 9, 2007, between Tenant, as seller, and Landlord, as purchaser (the “Contract of Sale”), Tenant conveyed to Landlord its ownership interest in and to that certain parcel of real property consisting of approximately 4.63 acres (the “Land”) as described in Exhibit B attached hereto, including that certain building comprised of approximately 67,582 square feet of space and commonly known as 3775 N. First Street, San Jose, California 95134 (together with all equipment and other improvements and appurtenances of every kind and description now located or hereafter erected, constructed or placed thereupon and any and all alterations, renewals, and replacements thereof, additions thereto and substitutions therefore, but excluding the items expressly retained by Seller under the Contract of Sale, the “Building”); and
          WHEREAS, Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, the Premises (as hereinafter defined), as more particularly described in Section 2.1 hereof.
          NOW, THEREFORE, for the mutual covenants herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, for themselves, their successors and permitted assigns, hereby covenant as follows:
          1. Definitions and Interpretation. All capitalized terms used in this Lease and not otherwise defined herein shall have the meanings given to them in Exhibit A and the provisions of this Lease shall be interpreted in accordance with the rules of construction set forth therein.
          2. Demise, Premises, Term and Rent. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon and subject to the terms, covenants, provisions and conditions of this Lease, the Premises, as defined and more particularly described in Section 2.1.
          2.1 Premises. The premises and interests leased by Landlord to Tenant (collectively, the “Premises”) pursuant to this Lease shall consist of the Land and the entire Building, together with any property beneath the Land, the curbs, sidewalks, parking lots and facilities and plazas on the Land and all easements, air rights, development rights and other appurtenances benefiting the Building or the Land or both the Building and the Land.

          2.2 Term. The term of this Lease (the “Initial Term”) shall commence on the Commencement Date and shall end at 11:59 p.m. on the Expiration Date or on such later or earlier date upon which the term of this Lease shall be extended or expire or be canceled or terminated pursuant to any of the conditions or covenants of this Lease. Tenant has the right to renew the term of this Lease, subject to, and in accordance with the provisions of Section 33 hereof, and the Initial Term and any Extension Term with respect to which Tenant exercises an Extension Option in accordance with Section 33 are collectively called the “Term” in this Lease.
          2.3 Rent. The rents payable by Tenant under this Lease shall be and consist of the following amounts with respect to the Premises:
          (a) fixed rent (the “Fixed Rent”) for the Premises at a rate per annum equal to Eight Hundred Ninety Two Thousand Eighty and no/100 Dollars ($892,080.00), payable in equal monthly installments of Seventy Four Thousand Three Hundred Forty and no/100 Dollars ($74,340.00) in advance on the first (1st) day of each calendar month during the Term commencing on the Commencement Date, subject to annual increases of three percent (3%) during the entire Term (including the Extension Term, if Tenant exercises the Option) on each Adjustment Date during the Term; and
          (b) additional rent (collectively, the “Additional Rent”) consisting of any and all other sums of money as shall become due from and payable by Tenant to Landlord, in accordance with the provisions of this Lease.
          (c) In addition, concurrently with the execution and delivery of this Lease, Tenant shall pay to Landlord a security deposit equal to Ninety Six Thousand Nine Hundred Ninety Six and 83/100 Dollars ($96,996.83) (the “Security Deposit”) as security for the performance by Tenant of all of the provisions of this Lease. Following an Event of Default by Tenant under this Lease, Landlord may use, apply or retain all or any portion of the Security Deposit to the extent necessary to compensate Landlord for any rent or other charge in default. If Landlord so uses or applies all or any portion of the Security Deposit, then within ten (10) days after Landlord’s written demand therefor Tenant shall deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the original amount thereof. Landlord shall not be required to keep the Deposit separate from its general accounts. Upon the expiration or earlier termination of this Lease, the Security Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned to Tenant, without payment of interest.
          2.4 Method of Payment. Tenant covenants and agrees to pay Fixed Rent and Additional Rent (collectively, “Rent”) promptly when due without notice or demand therefor, except as such notice or demand may be expressly provided for in this Lease, and without any abatement, deduction or setoff for any reason whatsoever except as otherwise provided for in this Lease. All payments of Rent shall be paid in lawful money of the United States to Landlord at its office, or such other place, as Landlord shall designate on at least thirty (30) days advance written notice to Tenant. Fixed Rent and regularly scheduled payments of Additional Rent may, at Tenant’s election, be paid by electronic funds transfer to Landlord’s account, for which Landlord shall provide Tenant with wiring instructions within ten (10) days after Tenant’s written request. Any Additional Rent payments which are not regularly scheduled payments shall be paid, at Tenant’s election, either by good and sufficient check (subject to collection) or by electronic funds to an account designated from time to time by Landlord at least thirty (30) days advance written notice to Tenant.
          2.5 Apportionment. If the Term commences on a day other than the first (1st) day of a calendar month, the Fixed Rent and Additional Rent for the applicable partial calendar month shall be prorated based on the actual number of days in such month.
          2.6 Landlord Rights. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct Fixed Rent or Additional Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided. Additional Rent shall be deemed to be rent under this Lease and Tenant’s failure to pay Additional Rent in the manner provided in this Lease (subject to any applicable grace, cure or notice period) shall be considered a failure to pay rent under this Lease and Landlord shall be entitled to any rights and remedies provided herein or by law for such default.
          2.7 Net Lease. It is the intention of the parties hereto that except as otherwise expressly set forth in this Lease, this Lease shall be a triple net lease and it is agreed and intended that Fixed Rent and Additional Rent, including, without limitation, all utilities, impositions and assessments, shall be paid without notice (except to the extent otherwise expressly specified in this Lease), demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Tenant’s obligation to pay all such amounts, throughout the Term is absolute and, except to the extent specifically provided herein, unconditional in all respects.
          3. Delivery, Use and Occupancy of Premises.
          3.1 Tenant acknowledges that Tenant was the owner of the Premises immediately prior to the execution and delivery of this Lease and is fully familiar with the condition thereof. As of the date hereof, Tenant accepts the Premises in their “as is” condition, and Landlord shall not be required to perform any work, install any fixtures or equipment or render any services to make the Building or the Premises ready or suitable for Tenant’s occupancy and the taking of possession of the Premises described herein shall be deemed to have constituted an acceptance of the Premises.
          3.2 Subject to the other provisions of this Article 3, the Premises may be used and occupied for any lawful purpose by Tenant and any other Permitted Users from time to time (any such use, a “Permitted Use”), including, without limitation, an office building, call center, data center, operations center, light manufacturing and assembly facility, lab use and/or business trading operations site and the following uses incidental thereto, (i) cafeteria, (ii) a data center for computer and other electronic data processing, business machine and desktop publishing operations, (iii) training facilities and classrooms, (iv) duplicating, photographic reproduction and/or offset printing facilities, (v) mailroom facilities, and (vi) storage of inventory, components, equipment, records, files and other items.

          3.3 If any governmental license or permit (including any amendment to the certificate of occupancy for the Building) shall be required for the proper and lawful conduct of Tenant’s business in the Premises or any part thereof, at its own expense, Tenant shall duly procure and thereafter maintain such license or permit and, upon request, shall deliver a copy of the same to Landlord. Tenant shall comply with the terms and conditions of such licenses or permits. At Tenant’s sole cost and expense, Landlord shall cooperate with Tenant in connection with obtaining any such governmental license or permit (including any permit required in connection with any Alterations) or any application by Tenant for any amendment or modification to the Building’s certificate of occupancy, and shall reasonably promptly execute and deliver any applications, reports or related documents as may be requested by Tenant in connection therewith, provided that Tenant shall reimburse Landlord for the reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such cooperation within thirty (30) days after written demand therefor, accompanied by reasonably satisfactory documentation of such costs and expenses.
          3.4 Landlord expressly agrees that Tenant shall be entitled to use and store Hazardous Materials in connection with its business operations in the Premises, subject to the terms and conditions of this Section 3.4.
          (a) As used herein, “Hazardous Materials” means any substance (A) that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a hazardous waste, hazardous substance, hazardous material, pollutant or contaminant under any Legal Requirements, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and Sections 25117 and 25316 of the California Health and Safety Code, or (B) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic or otherwise hazardous, including gasoline, diesel fuel, petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, radon and urea formaldehyde foam insulation
          (b) No Hazardous Materials shall be handled, used, generated, stored or released by Tenant at or about the Premises without Landlord’s prior written consent, which consent may be granted, denied, or conditioned upon compliance with Landlord’s requirements, all in Landlord’s reasonable discretion. Notwithstanding the foregoing, (i) normal quantities and use of those products containing small amounts of Hazardous Materials customarily used in the conduct of general office activities, such as copier fluids and cleaning supplies, and (ii) the Hazardous Materials designated, in the concentrations and approximate quantities listed on Permit No. 410703 and used by Tenant in the Premises identified by Facility ID No. FA0258517 prior to the Commencement Date (collectively, “Permitted Hazardous Materials”), may be handled, used, generated, stored or released at the Premises without Landlord’s prior written consent, provided that Tenant’s shall comply at all times with all Legal Requirements applicable thereto. At the expiration or termination of the Lease, Tenant shall promptly remove the Permitted Hazardous Materials from the Premises. Tenant shall keep Landlord fully and promptly informed of all handling by Tenant of Hazardous Materials other than Permitted Hazardous Materials.
          (c) Tenant shall at its expense promptly take all actions required by any governmental agency in connection with or as a result of Tenant’s handling, use, generation,

storage or release of Hazardous Materials (including Permitted Hazardous Materials) on the Premises. Tenant shall deliver to Landlord prior to delivery to any governmental agency, or promptly after receipt from any such agency, copies of all permits, manifests, closure or remedial action plans, notices, and all other documents or communications relating to any such Hazardous Materials and/or compliance with applicable Legal Requirements regarding the same. If any lien attaches to the Premises in connection therewith and Tenant does not cause the same to be released, by payment, bonding or otherwise, within ten (10) days after Tenant’s receipt of written notice of the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released and any sums expended by Landlord (plus Landlord’s administrative costs and reasonable attorneys fees) in connection therewith shall be payable by Tenant within thirty (30) days after its receipt of Landlord’s written demand.
          (d) Landlord shall have the right to enter the Premises at any reasonable time (upon reasonable prior notice to Tenant and subject to Tenant’s reasonable security requirements) to confirm Tenant’s compliance with the provisions of this Section 6.2. If Tenant handles, uses, generates, stores or releases any Hazardous Materials at the Premises that are not Permitted Hazardous Materials, then Landlord shall also have the right to elect, at its sole expense, to have qualified Hazardous Materials consultants inspect the Premises and review such Hazardous Materials, including review of all permits, reports, plans, and other documents regarding same. Landlord shall not be responsible for any interference caused by Landlord’s entry into the Premises; provided, however, that Landlord shall use reasonable efforts to minimize any interference with Tenant’s business during any such entry.
          (e) Tenant agrees to indemnify, defend, protect and hold harmless Landlord and its constituent partners or members and its or their partners, members, directors, officers, shareholders, employees and agents against and from all claims, actions, losses, damages, liabilities, costs and expenses of every kind, including reasonable attorneys’, experts’ and consultants’ fees and costs, incurred at any time and arising from or in connection with the handling, use, generation, storage or release by Tenant, its agents, employees and contractors, of Hazardous Materials at or about the Premises in violation of applicable Legal Requirements at any time after the Commencement Date.
          4. Real Property Tax Payments.
          4.1 Tenant shall pay all taxes, general and special assessments, excises, levies, license and permit fees and other governmental charges, general or special, ordinary or extraordinary, unforeseen or foreseen, of any kind and nature whatsoever (including without limitation all penalties and interest thereon by reason of Tenant’s failure to pay Taxes as herein provided) which at any time during the Term may be assessed, levied, imposed upon, or grow or become due and payable out of or in respect of, the Premises or any part thereof, or the use or occupancy thereof (including but not limited to any and all use taxes), or which at any time during the Term may become a lien on the Rent of the Premises or any part thereof (all of the foregoing are sometimes herein collectively called “Taxes”). Taxes shall not include any transfer tax imposed in connection with any sale of the Premises, income taxes measured by the net income of Landlord and franchise, excise, gross receipts, gift, sales, estate and inheritance taxes imposed on Landlord, nor shall Taxes include penalties and interest, other than to the extent attributable to Tenant’s failure to comply timely with its obligations pursuant to this

Lease. Notwithstanding anything to the contrary contained in this Lease, if an assessed valuation of the Land or Building shall include an assessed valuation amount allocable to a Reassessment Event which occurs after the date of this Lease, then the computation of Taxes shall include any amount which would otherwise constitute Taxes payable by reason of such Reassessment Event but only for the first and second of any such Reassessment Events during the Term. If, by law, any Taxes may be paid in installments then, for purposes hereof such Taxes shall be deemed to have been payable in the maximum number or installments permitted by law.
          4.2 Tenant shall furnish to Landlord for inspection within ten (10) Business Days of demand of Landlord, a photocopy of the official receipt of the appropriate taxing authority, or, in lieu thereof, other proof reasonably satisfactory to Landlord evidencing payment of such Taxes. Landlord shall, within ten (10) days following receipt of a bill for any Tax, or notice of assessment, or notice of increase, or other change therein, forward the same to Tenant, but Tenant’s non-receipt thereof (provided Tenant has received a copy of same from the applicable taxing authority) shall not excuse Tenant from the timely payment of any Taxes which Tenant is obligated to pay hereunder or otherwise relieve Tenant of Tenant’s liabilities and duties hereunder.
          4.3 Notwithstanding anything to the contrary contained in Section 4.1, any Taxes assessed on the basis of a fiscal or tax period of the relevant taxing authority, a part of which period is included within and/or attributable to the Term and a part of which falls after the Term, shall be prorated between Landlord and Tenant so that Tenant shall pay such proportion of said Taxes as applies, and/or is attributable, to the Term, and Landlord shall pay the remainder thereof. If and to the extent that Tenant pays any Taxes that relate to the period following the Term, Landlord shall within ten (10) days following receipt of a notice from Tenant showing the amount of any such payment by Tenant, refund such amount to Tenant. The provisions of this Section 4.3 shall survive the expiration or termination of this Lease
          4.4 All refunds, rebates, early payment discounts, savings from tax contests and similar reimbursements and discounts that relate to any period during, or prior to, the Term (collectively referred to as “Refund(s)”) shall belong to Tenant and shall be held in trust for Tenant by Landlord. Except as provided in the preceding parenthetical, any Refunds received by Landlord at any time during or after the Term shall be paid to Tenant within thirty (30) days following Landlord’s receipt thereof. This provision shall survive the expiration or termination of this Lease.
          4.5 Tenant shall have the right from time to time to contest or appeal, at Tenant’s sole cost and expense, the amount or validity, in whole or in part, of any Taxes (collectively referred to as a “Tax Appeal”), by appropriate proceedings diligently conducted by Tenant in good faith, but only after payment of such Taxes. Tenant shall give Landlord at least thirty (30) days prior notice of any such Tax Appeal and shall provide Landlord with any applications, affidavits and like supporting documentation that Landlord may reasonably request. Landlord shall, at no cost or liability to Landlord, reasonably cooperate with Tenant (including signing applications, joining in the Tax Appeal or permit the Tax contest to be brought in the Landlord’s name (subject to Landlord’s reasonable approval) and the like, if so requested by Tenant) subject to and in accordance with the conditions set forth in this Section 4.5. If by the date that is thirty (30) days prior to the last day on which Landlord would be entitled to initiate a

Tax Appeal, Tenant has not initiated a Tax Appeal for the tax year in question, Landlord shall have the right (but not the obligation) to initiate and pursue a Tax Appeal with respect to the subject tax year (unless prior to initiating such Tax Appeal, Tenant has delivered notice to Landlord evidencing the fact that Tenant has initiated a Tax Appeal for the subject tax year).
          4.6 Landlord shall use its commercially reasonable efforts to cooperate with Tenant, at no cost, expense or liability to Landlord, in connection with Tenant’s efforts to obtain (and/or retain existing) economic incentive packages from any federal, state or local governmental or quasi-governmental agencies having jurisdiction over the Premises, including, without limitation, any fee in lieu arrangements and funding for infrastructure (collectively, “Benefits”). Tenant shall have the right to pursue and control any such economic incentive packages respecting its leasehold interest in the Premises and/or its business operations in the Premises during the Term, at Tenant’s sole cost and expense, so long as any such packages do not result in any costs, expenses or liabilities payable by Landlord with regard to the Premises upon the expiration of the Term. Landlord hereby acknowledges and agrees that Tenant shall be entitled to the entirety of any and all such Benefits (whether previously, currently or hereinafter obtained) relating to the period prior to and during the Term.
          5. Alterations.
          5.1 So long as Tenant shall be in compliance with the other applicable provisions of this Section 5 in all material respects, Tenant (including any permitted subtenant or other Permitted User of the Premises) may make any Alterations without the prior written consent of Landlord; provided, that, any such Alterations (i) do not materially reduce the value of the Premises; (ii) do not impair the structural integrity of the Building; and (iii) cost less than Five Hundred Thousand Dollars ($500,000) in the aggregate.
          5.2 Prior to commencing any Alterations, Tenant shall submit detailed plans and specifications to Landlord for Landlord’s review. If Landlord’s consent to the Alterations is required pursuant to Section 5.1 above, Landlord shall notify Tenant of its approval or disapproval of such plans and specifications and the work described therein within fifteen (15) Business Days of receipt thereof; Landlord’s failure to respond within such period shall be deemed Landlord’s approval of Tenant’s plans and specifications. Landlord shall state in writing any objection to the Alterations. At the time Landlord responds to any request for approval of Alterations requiring its consent hereunder, Landlord shall indicate in such response whether or not Landlord requires removal of specific Alterations upon the expiration or earlier termination of this Lease, and if and to the extent any response(s) from Landlord indicate that Landlord requires removal of particular Alterations, then Tenant shall remove all such Alterations at its expense as a condition of its surrendering the Premises to Landlord as required hereunder. Tenant may revise its plans and specifications to incorporate such comments and, if Tenant does so, it may again request Landlord’s consent pursuant to the process described above. Neither approval of the plans and specifications nor supervision of the Alterations by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency, or propriety of such plans and specifications or the quality of workmanship or the compliance of such Alterations with applicable laws. If Tenant desires to make material revisions to any plans and specifications after obtaining Landlord’s approval thereof, Tenant shall re-submit such plans and specifications to Landlord for its approval as provided above.

          5.3 With respect to any Alterations, Tenant shall (i) after making any Alteration, deliver to Landlord “as-built” plans and specifications (including layout, architectural, mechanical and structural drawings) for such Alterations, which plans and specifications shall be prepared by architects and/or engineers validly and then currently licensed by the State in which the Premises are located (who may be employees of Tenant), (ii) at Tenant’s expense, obtain all permits, approvals and certificates required by any Governmental Authorities, and (iii) prior to making any Alterations, furnish to Landlord duplicate certificates of worker’s compensation insurance (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alterations) and comprehensive public liability insurance (including property damage coverage) in such form, with such companies, for such periods and in such amounts consistent with customary industry practice in Comparable Buildings, naming Landlord, and any Superior Mortgagee (of which Landlord has provided prior notice to Tenant), as additional insureds. Upon completion of such Alterations, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such Alterations required by any Governmental Authority and shall furnish Landlord with copies thereof; provided said Governmental Authority will, in its normal course, provide or conduct such review or approval.
          5.4 All Alterations shall (i) be made and performed in accordance with all Legal Requirements; (ii) not adversely affect the safety of the Building or the mechanical, electrical and/or plumbing systems of the Building; (iii) be completed promptly and in a good and workmanlike manner and in accordance with the plans and specifications referenced in Section 5.2 above; (iv) be performed pursuant to validly issued building and construction permits; and (v) be performed by contractors and subcontractors reasonably approved by Landlord prior to the commencement of the work who possess the requisite experience, personnel, financial strength and other resources necessary to perform and complete the proposed Alterations in a good and workmanlike lien free manner. Landlord shall, at Tenant’s sole expense, cooperate with Tenant in connection with any filings, approvals and permits that may required in connection with any Alterations or any of Tenant’s signage as well as with respect to any zoning variances sought by Tenant, and shall execute reasonably promptly (and shall endeavor to do so within two (2) Business Days after request) any applications or other documents as may be required in connection therewith.
          5.5 Any mechanic’s lien filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to, Tenant or any Permitted User, shall be discharged by Tenant within thirty (30) days after Tenant receives written notice thereof, at Tenant’s expense, by payment or filing the bond required by law.
          6. Management, Maintenance and Repairs.
          6.1
          (a) Subject to the provisions of Article 10 relating to damage or destruction and Article 11 relating to condemnation, (i) Tenant shall, at its expense, throughout the Term, manage, operate, maintain, repair and replace all components of the Premises (including all fixtures and improvements therein), other than the Structural Elements and other than repair of damage to any portion of the Premises resulting from the gross negligence or willful misconduct of the Landlord, its agents, employees and contractors, and (ii) Subject to Section 6.2 below,

Landlord shall, at its expense, throughout the Term, maintain, repair and replace all Structural Elements other than repair of damage thereto resulting from the gross negligence or willful misconduct of the Tenant, its agents, employees and contractors, with the parties’ respective obligations to be performed in a manner consistent with the standards of operation and maintenance of Comparable Buildings (a “Comparable Standard”) and otherwise in accordance with all Legal Requirements. Landlord and Tenant agree that, during the Term, Tenant shall pay Landlord, as Additional Rent, a property management fee equal to two percent (2%) of the Fixed Rent payable hereunder, to be paid with each regular installment of Fixed Rent; provided, however, that Landlord agrees that Tenant shall not be required to pay any other costs, fees or expenses in connection with any party’s management or oversight of the this Lease or the Premises, including without limitation any “administrative fee” charged by Landlord in connection with Additional Rent paid by Tenant hereunder. Landlord and Tenant acknowledge that, other than with respect to the Structural Elements and subject to Section 5.1, Tenant shall exercise its reasonable discretion over any determination to cause any repairs, maintenance or Alterations to be made so long as Tenant maintains the Premises in accordance with a Comparable Standard and otherwise in compliance with Legal Requirements and not in a manner that would decrease the value of the Building.
          (b) Landlord shall perform appropriate maintenance, repairs and replacements to the Structural Elements within thirty (30) days after receipt of written notice from Tenant (or oral notice in the event of an “Emergency,” as that term is defined, below) requesting the same; provided, however, that if such maintenance, repairs and replacements cannot reasonably be completed within thirty (30) days, Landlord shall commence the same within such thirty (30) day period and diligently pursue the same to completion. If Landlord fails to perform or commence such maintenance, repair or replacement of such Structural Elements within the foregoing time period and such failure materially adversely affects the conduct of Tenant’s business in the Premises, then Tenant may proceed to take the required action upon delivery of an additional ten (10) says’ written notice to Landlord indicating that Tenant will take such required action (provided, however, that the initial thirty (30) day notice and the subsequent ten (10) day notice shall not be required in the event of an Emergency) and if such action is not commenced by Landlord within such ten (10) day period (or had not been previously commenced in the case of Emergency) and thereafter diligently pursued to completion, then Tenant shall be entitled to perform the same and to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action. Landlord shall reimburse Tenant the amounts incurred by Tenant in performing the same within thirty (30) days after delivering to Landlord written statements and copies of invoices from Tenant’s contractor(s) and/or vendor(s). If Landlord shall fail to so reimburse Tenant, Tenant may offset the amounts due Tenant by Landlord against any Rent becoming due under this Lease or any other payment obligations under this Lease. As used herein, an “Emergency” shall mean an event threatening immediate and material danger to people located in the Building and/or immediate, material damage to the Building, and/or immediate and material interference with, or immediate and material interruption of, Tenant’s business operations.
          6.2 Replacements; Roof Covering. Landlord and Tenant agree and acknowledge that Tenant’s obligations under Section 6.1 include the replacement of components of the Premises which would be considered capital replacements under generally accepted accounting principles. Landlord and Tenant agree that Tenant shall make all such replacements as reasonably necessary to comply with the Comparable Standard during the Term and that all such replacements shall be at Tenant’s sole expense save and except any replacement of the roof membrane (or other roof covering) of the Building (the “Roof Covering”), which shall be deemed included in the “Structural Elements” with respect to Landlord’s obligation to replace (but not to maintain or repair) the same, subject to Tenant’s obligations to pay for such replacement as provided in this Section 6.2. To the extent any replacement of the Roof Covering is required during the Term in order to meet the Comparable Standard, Landlord and Tenant agree that Landlord shall contract for and pay all costs and expenses associated with such replacement of the Roof Covering and shall charge Tenant, as Additional Rent, the annual amortized amount (amortized at a then-reasonable interest rate) of such cost, amortized over two (2) years, for the remaining Term. Landlord shall obtain Tenant’s prior written approval, not to be unreasonably withheld, of the cost of any replacement of the Roof Covering prior to Landlord’s commencing such replacement work.
          7. Compliance with Legal Requirements.
          7.1 Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any Legal Requirements with respect to the Premises or the use or occupation thereof in any material respect. Tenant shall comply and shall be responsible for the cost of such compliance, in all material respects with all Legal Requirements which shall be applicable to the Premises, or any part thereof, or to the use or manner of use thereof by any of the occupants thereof, during the Term. Tenant shall pay all out-of-pocket costs and expenses actually incurred by, and all the fines, penalties and damages which may be imposed upon, Landlord by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this Section 7.1.
          7.2 Tenant, at its expense, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity or applicability to the Premises or the Building of any Legal Requirement, provided that:
          (a) Landlord shall not be subject to a bona fide threat of criminal penalty or to prosecution for a crime, or any other fine or charge (unless Tenant agrees in writing to indemnify, defend and hold Landlord harmless from and against such non-criminal fine or charge), nor shall the Premises or any part thereof or the Building or Land, or any part thereof, be subject to a bona fide threat of being condemned or vacated;
          (b) such non-compliance or contest shall not constitute or result in any violation of any Superior Mortgage; and
          (c) Tenant shall keep Landlord reasonably advised as to the status of such proceedings.
          8. Subordination, Nondisturbance and Attornment.
          8.1 This Lease is subject and subordinate to the lien of each and every Superior Mortgage. Subject to compliance with Section 8.4, the provisions of this Section 8.1 shall be self-operative and no further instrument of subordination shall be required to make the interest of any Superior Mortgagee (collectively, a “Superior Party”) superior to the interest of

Tenant hereunder; however, Tenant shall execute and deliver promptly any certificate that Landlord may reasonably request in confirmation of such subordination.
          8.2 Intentionally Omitted.
          8.3 If at any time prior to the expiration of the Term, any Superior Mortgagee comes into possession of the Premises by receiver or otherwise, Tenant agrees, at the election and upon demand of any owner of the Premises or of any Superior Mortgagee in possession of the Premises, to attorn, from time to time, to any such owner or Superior Mortgagee or any person acquiring the interest of Landlord as a result of any such termination, or as a result of a foreclosure of the Superior Mortgage or the granting of a deed in lieu of foreclosure, upon the then executory terms and conditions of this Lease, for the remainder of the Term. Subject to compliance with Section 8.4, the provisions of this Section 8.3 shall inure to the benefit of any such owner or Superior Mortgagee and shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.
          8.4 As a condition precedent to the subordination of Tenant’s interests in this Lease to any Superior Mortgage as set forth in Section 8.1, the provisions of this Article 8 are and shall be conditioned upon the execution and delivery by and between Tenant and any such Superior Mortgagee of a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit C attached hereto with respect to any Superior Mortgagee (a “Superior Mortgagee SNDA”), in each case with such reasonable modifications as the applicable Superior Party may require, provided that such modifications do not increase Tenant’s obligations or liabilities or decrease or otherwise adversely affect Tenant’s rights as set forth in the form document attached hereto as Exhibit C (other than to a de minimis extent).
          8.5 Landlord represents that as of the date hereof there are no superior leases and there is no Superior Mortgage other than a mortgage dated December ___, in favor of Bank of the West, a California banking corporation, in the face amount of up to $8,150,000.00. Contemporaneous herewith, Landlord has delivered to Tenant, and Tenant acknowledges receipt of, a Superior Mortgage SNDA from said Superior Mortgagee.
          9. Insurance Requirements.
          9.1 Tenant shall, at its expense, maintain or cause to be maintained (1) “All Risks” property policy, in an amount not less than the full replacement value (as from time to time reasonably determined by Landlord and Tenant) of the Building, with coverage (in addition to the standard coverage afforded by such insurance) for theft, vandalism, malicious mischief and boiler explosion; provided, however, that Tenant shall not be required to maintain special flood hazard or earthquake insurance with respect to the Premises or reimburse Landlord for such insurance, (2) Commercial General Liability insurance in respect of the Premises, protecting Landlord and Tenant, with limits of not less than $2,000,000 per occurrence for bodily injury and property damage and $5,000,000 in excess liability coverage, with a duty to defend against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities, or use of the Building, including contractual liability coverage for the performance by Tenant of the indemnity agreements set forth in this Lease, and (3) All Risk Property/Business Interruption Insurance, written at replacement cost value and with a replacement cost endorsement covering all of Tenant’s Property and any Alterations made by Tenant, in either case to the extent insurable under the available standard forms of “all-risk” or “Special Causes of Loss” insurance policies, in an amount equal to one hundred percent (100%) of the replacement value thereof (subject, however, at Tenant’s option, to whatever deductible Tenant then maintains).
          9.2 If Tenant fails to maintain the insurance required to be maintained by Tenant hereunder, then, subject to the provisions of Article 20, Landlord may obtain same at commercially reasonable rates and bill Tenant therefor (which Tenant shall pay within thirty (30) days thereof), but Landlord shall have no obligation to (i) insure the Building or Tenant’s Property or (ii) repair, restore, or replace any of the Building, Tenant’s furniture, furnishings, equipment or other personal property or the value of any improvements made to the Premises by Tenant. The policy of insurance to be maintained by Tenant under subclause (2) of Section 9.1 shall name the Landlord and any Superior Mortgagee (of which Landlord has provided notice to Tenant) as an additional insured, and the policy or policies of insurance to be maintained by Tenant under subclause (1) shall include an appropriate endorsement reasonably acceptable to Landlord acknowledging Landlord’s interest in the Premises and in the proceeds of such insurance as provided hereunder. The Commercial General Liability policy of insurance shall contain a standard severability of interest clause.
          9.3 The policies of insurance to be maintained by Tenant shall be issued by a company or companies of recognized responsibility and rated in Best’s Insurance Guide, or any successor thereto, as having a general policyholder rating of A- and a financial rating of at least VIII (it being understood that if such ratings are no longer issued, then such insurer’s financial integrity shall conform to the standards that constitute such ratings from Best’s Insurance Guide as of the date hereof). Tenant shall procure and pay for renewals of such insurance to be maintained by it from time to time before the expiration thereof, and shall deliver to Landlord certificates of insurance upon the execution of this Lease and when such policies are renewed. All such policies and certificates shall endeavor to provide Landlord with not less than thirty (30) days prior written notice of any material reduction in coverage, termination or cancellation (ten (10) days for non-payment of premium) of such policies.
          9.4 Each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent permitted by law, Landlord and Tenant each hereby releases and waives all right of recovery against the other or anyone claiming through or under each of them by way of subrogation or otherwise. Each party shall obtain a waiver of subrogation from its insurance carriers with respect to the preceding sentence.
          9.5 All proceeds from any insurance coverages maintained by Tenant under this Article 9 (other than from commercial general liability insurance, if any) shall be payable solely to Landlord and released to Tenant only in compliance with the terms of any Superior Mortgage.
          9.6 All insurance policies required to be carried hereunder shall be maintained with solvent insurance companies of recognized standing and licensed to do business in the State in which the Premises are located.

          10. Damage or Destruction by Casualty.
          10.1 If at any time during the Term, the Building or the Premises, including, without limitation, the portions of the Building outside the Premises that are reasonably necessary to provide Tenant with access to and from the Premises and the machinery, equipment and systems used in the operation of the Building or to provide services to the Premises, are damaged by fire or other casualty (the “Damaged Improvements”), Tenant shall, at its expense, cause the same to be repaired, restored and replaced, as expeditiously as possible using reasonable diligence to a condition as nearly as practicable to that which existed immediately prior to occurrence of the fire or other casualty subject to such changes as shall be necessitated by any Legal Requirements or are otherwise desired by Tenant and otherwise in a good workmanlike manner, using new materials of like quality to those that were incorporated in the Damaged Improvements immediately prior to the subject casualty and in accordance with all Legal Requirements. To the extent any insurance proceeds are received during the Term (or during any other period with respect to a casualty which occurred during the Term) by Landlord or Landlord’s lender, the same shall be paid to Tenant to be applied, as necessary, to the repair or restoration of the Premises as described in this Section 10.1, with any excess proceeds to be retained by Landlord (except with respect to insurance for Tenant’s personal property). Landlord (and any Landlord’s lender) shall have no right or claim in and to the proceeds of any insurance proceeds of property insurance maintained by Tenant other than as expressly provided in Section 10.3 below.
          10.2 No damage or destruction of any of the Premises as a result of fire or any other hazard, risk or casualty whatsoever shall relieve Tenant from its obligations hereunder; provided, however, that to the extent the Premises are untenable by Tenant as a result thereof, Rent shall be abated during the period of such restoration and/or repair until and to the extent Tenant is able to recommence use and occupancy of the Premises thereafter.
          10.3 Notwithstanding anything to the contrary contained in this Article 10, if (a) the Building suffers a casualty the cost of restoration of which, in Tenant’s reasonable opinion, exceeds 50% of the replacement cost of the entire Building, and (b) the date of such casualty occurs within the last two (2) years of the Term, then, Tenant may terminate this Lease by written notice to Landlord given no more than sixty (60) days after the date of such casualty, in which event Tenant shall have no obligation to repair, restore or rebuild the Building, this Lease shall terminate as of the thirtieth (30th) day after Landlord’s receipt of such termination notice from Tenant and the Rent shall be apportioned as of the date of the termination of this Lease; provided that Tenant shall pay to Landlord all property insurance proceeds for the Building paid to Tenant.
          10.4 The provisions of this Lease, including this Article 10, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Building, and any applicable laws with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor applicable laws now or hereinafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Building.

          11. Condemnation.
          11.1 In the event that the whole of the Premises shall be taken under the exercise of the power of eminent domain or by agreement with any condemnor in lieu of such taking (herein called a “Total Taking”), then this Lease shall terminate as of the earlier of the date when title thereto vests in the condemnor or the date when possession thereof shall be delivered to the condemnor.
          11.2 The entire award with respect to any Total Taking shall be paid to Landlord, except that Tenant shall be entitled to pursue any separate award which the condemnor may make, and which shall be provided for by law, specifically for Tenant’s moving expenses and business dislocation damages and the value of Tenant’s fixtures, Alterations, installations and improvements which are not part of the Premises or property of Landlord.
          11.3 In the event that any portion or portions of the Premises shall be taken under the exercise of the power of eminent domain or by agreement with any condemnor in lieu of such taking (herein called a “Partial Taking”), then this Lease, only as to the portion or portions so taken, shall terminate as of the date possession thereof shall be delivered to the condemnor, but otherwise this Lease shall remain in full force and effect. If Tenant reasonably determines that the Premises cannot be used for the conduct of Tenant’s business after a Partial Taking, then Tenant shall have the right to terminate this Lease by giving notice to Landlord.
          11.4 If during the Term there shall be a Partial Taking and Tenant has not elected to terminate this Lease, then (a) Landlord shall repair and restore the remaining portion of the Premises so that they constitute architectural units with the same general character and condition to the nearest extent possible under the circumstances as the previous Premises subject to such changes as shall be necessitated by any Legal Requirement or are otherwise desired by Tenant, and (b) this Lease shall remain in full force and effect with respect to such remaining portion of the Premises.
          11.5 The entire award with respect to any Partial Taking shall be paid to Landlord.
          11.6 For the purposes of this Lease, all amounts paid pursuant to an agreement with any condemnor in settlement of any condemnation or any eminent domain proceeding affecting the Premises shall be deemed to constitute an award made in such proceeding, provided that no action of Landlord to settle or compromise its claim shall be deemed a settlement or satisfaction of any independent claim or award to which Tenant may be entitled for Tenant’s moving expenses, business dislocation damages or otherwise.
          11.7 In the case of a Partial Taking which does not result in a termination of this Lease, the Rent payable under this Lease after possession of the portion so taken shall be delivered to the condemnor shall be reduced in the same proportion as the amount of usable floor area of the Premises shall have been reduced by such Taking. In addition, to the extent any remaining portion of the Premises are untenable by Tenant as a result of Landlord’s restoration and/or repair pursuant to Section 11.4, Rent shall be abated during the period of such restoration and/or repair.

          11.8 If the whole or any part of the Premises shall be acquired or condemned temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice thereof to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay in full all items of Rent payable by Tenant hereunder without reduction or abatement, and Tenant shall be entitled to receive for itself any award or payments for such use, provided, however, that:
          (a) if the acquisition or condemnation is for a period not extending beyond the Term, and if by reason of such acquisition or condemnation changes or alterations are required to be made to the Premises which would necessitate an expenditure to restore the Premises to its former condition, such changes or alterations shall be performed by Tenant, at Tenant’s sole cost and expense; or
          (b) if the acquisition or condemnation is for a period extending beyond the Term, after deducting the cost for any changes or alterations required for the restoration of the Premises from the amount of any award or payment which shall be retained by Landlord, the balance of such award or payment shall be apportioned between Landlord and Tenant and prorated over the duration of the taking as of the Expiration Date.
          12. Assignment and Subletting.
          12.1 Tenant shall not (i) assign its interest in this Lease (whether by operation of law, transfers of interests in Tenant or otherwise), (ii) mortgage or encumber its interest in this Lease, in whole or in part or (iii) sublet, or permit the subletting of, more than twenty five percent (25%) of the Premises (individually or collectively, a “Transfer”), without first obtaining in each instance the prior written consent of Landlord. Landlord’s consent shall not be unreasonably withheld, conditioned or delayed.
          12.2 If Tenant desires to engage in a Transfer, Tenant shall give Landlord written notice no later than fifteen (15) days in advance of the proposed effective date of the Transfer specifying the name and business of the proposed transferee or subtenant (the “Transferee”) , the amount and location of the space proposed to be subleased, the proposed Transferee’s financial statements, the proposed terms of the Transfer and other information as Landlord may request to evaluate the proposed Transfer. Landlord may condition its consent on any Transfer on its receipt of fifty percent (50%) of any excess Rent generated by any Transfer (including any consideration paid for the assignment of this Lease) after deduction of all expenses incurred by Tenant for marketing, leasing commissions, attorneys fees, tenant improvements and other concessions associated with any Transfer. Landlord’s failure to respond to Tenant’s request within such fifteen (15) day period shall be deemed Landlord’s approval of such Transfer.
          12.3 The parties hereby acknowledge and agree that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and the acceptance of any of the Fixed Rent and/or Additional Rent by Landlord from an assignee, transferee, or any other party, the Named Tenant and any subsequent assignees of such Named Tenant’s interest under this Lease shall remain fully liable for the payment of the Fixed Rent and

Additional Rent and for the other obligations of this Lease on the part of Tenant to be performed or observed.
          12.4 If this Lease is assigned, Landlord may collect rent from the assignee. If the Premises or any part thereof are sublet or used or occupied by anybody other than Tenant, Landlord may, after any Event of Default has occurred, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to the Fixed Rent and Additional Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any provision of this Lease, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease. References in this Lease to use or occupancy by others (that is, anyone other than Tenant) shall not be construed as limited to subtenants and those claiming under or through subtenants but as including also licensees and others claiming under or through Tenant, immediately or remotely.
          12.5 Intentionally Deleted.
          12.6 The following events shall not be considered a Transfer under this Article 12: (a) a change in ownership of Tenant as a result of a merger, consolidation, reorganization, or joint venture; (b) the sale of all or substantially all of Tenant’s assets; (c) the sale, exchange, issuance, or other transfer of Tenant’s stock on a national exchange or between Tenant and any Affiliate; (d) the Transfer of this Lease to any Affiliate or an entity that purchases all or substantially all of Tenant’s assets; (e) the sublet of less than twenty five percent (25%) of the rentable square feet of the Premises, in the aggregate, to one (1) or more parties; or (f) a collateral assignment of Tenant’s interest in this Lease to a lender as security for any indebtedness of Tenant to the lender. Tenant shall not be required to obtain Landlord’s consent and Landlord shall have no right to delay, alter, condition or impede any of the foregoing transactions or combinations thereof.
          13. Utilities and Services.
          13.1 Utilities and services (including without limitation electricity, gas, water, sanitary sewer systems, refuse removal and landscape and janitorial services) used and consumed by Tenant in relation to all or any portion of the Premises shall be obtained by Tenant on a direct basis using connections and equipment currently installed or to be installed by or on behalf of Tenant. Without limiting the terms and conditions of Section 6.1(c), Tenant shall be solely responsible for and shall pay all amounts to be charged to Tenant by the relevant utility company for utilities consumed within the Premises (and by any equipment installed by Tenant outside of the Premises), including all surcharges, taxes, fuel adjustments and sales taxes and charges thereon and other sums payable in respect thereof directly to the public utility for the supply of electric energy to Tenant for the Premises. Landlord shall cooperate with Tenant to obtain any utility rebates and discounts that may be available.
          14. Roof Rights.
          14.1 Subject to applicable Legal Requirements, Tenant shall, at Tenant’s sole cost and expense, have the right throughout the Term to install, operate, repair, maintain and/or replace any of the following equipment on any of the external roof areas of the Building at any level: (i) telecommunications and similar equipment and apparatus, including, without limitation, antennae, microwave dishes and radio antenna and satellite communication dishes and apparatus, together with all related wiring, cables, power connectors, installation frames and related equipment, (ii) air conditioning and ventilation units, including all related connections, ducts, vents, installation frames and related equipment, (iii) emergency power generation systems and equipment, including all related wiring, cables, power connectors, installation frames and related equipment, and (iv) any other similar mechanical equipment.
          15. Signage.
     During the Term, Tenant shall have the exclusive right to install, maintain (including all current signage) and replace signage of any type within or on the Premises without the consent or approval of Landlord provided that such signage does not violate any applicable Legal Requirements. Notwithstanding the foregoing, Landlord and Tenant agree that neither party hereto shall have the right to sell signage rights to any third party or otherwise allow any third party to erect or maintain signs on the Premises, and that all signage at the Premises shall be limited to signage associated with Tenant’s business operations.
          16. Access to Premises.
          16.1 Landlord or any Superior Mortgagee or any other party designated by Landlord, and their respective agents, shall have the right to enter the Premises during regular business hours, upon at least 24 hours prior notice (which notice may be oral) except in the case of emergency, to (i) examine the Premises, (ii) show it to prospective purchasers, mortgagees, or during the last 15 months of the Term to lessors or lessees, and their respective agents and representatives or others provided that Tenant shall have the right to accompany Landlord and any such interested party at all times while the same are in the Premises, and (iii) to make such maintenance, repairs or replacements to the Structural Elements as provided in Section 6.1 and/or to perform any other maintenance, repairs or replacements in and to the Premises which if not made would materially adversely affect the structure, systems, safety or security of the Premises which Landlord may elect to perform following Tenant’s failure to perform as required under this Lease within thirty (30) days after Tenant having received notice of such failure to perform from Landlord; provided, that, if such performance is not susceptible of being completed within said thirty (30) day period, Landlord shall have no right to perform same on behalf of Tenant so long as Tenant has commenced (if practicable) and is diligently prosecuting such performance to completion, and Landlord shall be allowed to take all material into the Premises (but may not store) that may be required for the performance of such work without the same constituting an actual or constructive eviction of Tenant in whole or in part and without any abatement of Rent. Except in the case of an emergency, if any work performed by Landlord pursuant to this Article 16 would affect Tenant or Tenant’s use, enjoyment and occupancy of the Premises, then Landlord shall give notice of such work to Tenant prior to commencing such work, and if requested by Tenant shall perform such work on an overtime basis at Tenant’s sole cost and expense (except if such work affects access or any services, in which case such work will be performed on an overtime basis at Landlord’s sole cost and expense).
          16.2 In exercising its rights of entry and in the performance of any work of any kind in the pursuant to this Article or any other provision of this Lease, Landlord shall use commercially reasonable efforts to cause the least possible interference with Tenant’s business, access, use and occupancy in or of the Premises and shall be subject to such reasonable security procedures as Tenant may require. Notwithstanding anything to the contrary contained in this Lease, Landlord acknowledges that Tenant may, from time to time, have certain security or confidentiality requirements such that portions of the Premises shall be locked and/or inaccessible to persons unauthorized by Tenant and such areas will not be made available to Landlord except in the case of an emergency.
          17. Certificate of Occupancy.
          17.1 Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy at such time issued for the Premises or for the Building.
          17.2 Throughout the Term, Landlord shall not change the certificate of occupancy for the Building unless required by Legal Requirements or consented to by Tenant (which consent may be granted or withheld by Tenant in its sole discretion). At Tenant’s request, Landlord shall cooperate with Tenant, at Tenant’s sole cost and expense, in connection with any changes to the certificate of occupancy for any Permitted Use, provided such use will not materially and adversely affect the fair market value of the Building.
          18. Events of Default.
          18.1 The occurrence of any of the following events beyond any applicable grace, cure or notice period set forth below shall be an “Event of Default” hereunder:
          (a) if Tenant shall fail to pay any installment of Fixed Rent or Additional Rent when due and such failure shall continue unremedied for a period of at least ten (10) days after written notice thereof by or on behalf of Landlord; or
          (b) if Tenant shall generally be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
          (c) if Tenant shall commence or institute any case, proceeding or other action (i) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or
          (d) if Tenant shall make a general assignment for the benefit of creditors; or
          (e) if any case, proceeding or other action shall be commenced or instituted against Tenant (i) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which either (A) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, or (B) remains undismissed for a period of ninety (90) days; or
          (f) if any case, proceeding or other action shall be commenced or instituted against Tenant seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or
          (g) if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant which appointment is not vacated or effectively stayed within ten (10) Business Days; or
          (h) if Tenant shall default in the observance or performance of any other term, covenant or condition of this Lease on Tenant’s part to be observed or performed and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot be remedied with due diligence within such thirty (30) day period, such period shall be extended for such longer period as is reasonably necessary provided that Tenant shall commence to remedy within such initial thirty (30) day period and shall thereafter diligently and in good faith proceed to remedy such default within an additional period of time reasonably necessary to correct such failure.
          19. Remedies for Default.
          19.1 If an Event of Default hereunder shall have occurred and then be continuing, subject to the provisions of Section 19.6, Landlord shall have the right at its option to do any one or more of the following without further demand upon or notice to Tenant:
          (a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, after due process of law, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, and Landlord may recover from Tenant the following:
               (i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
               (ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
               (iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

               (iv) Subject to Section 19.1(c) below, any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant but in no event including consequential damages;
          As used in Sections 19.1(a)(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Applicable Rate. As used in Section 19.1(a)(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%)
          (b) Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Tenant Default, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.
          (c) Tenant shall have, and under no circumstances shall Tenant be deemed to have waived, the rights set forth in Sections 1174 and 1179 of the California Code of Civil Procedure. Landlord hereby waives any and all other rights and remedies to which Landlord may be entitled, at law or in equity, including without limitation any right of re-entry without terminating this Lease and any lock-out remedies available under applicable Legal Requirements.
          (d) Notwithstanding anything to the contrary set forth herein, Landlord shall use its reasonable best efforts to mitigate its damages resulting from a Tenant Default. Any costs or damages set forth herein shall not include costs normally paid by a new tenant and in no event shall include costs beyond restoring the Premises to a “warm, lit” shell.
          19.2 Notwithstanding anything to the contrary contained in this Lease, no shareholder, member, director or partner from time to time of Tenant, nor any officer, agent, or employee of Tenant shall be charged personally with any liability by, or held liable to, any party hereto or by any Person claiming through or under such party under any term or provision of this Lease, or by virtue of its execution or attempted execution, or due to any breach, attempted breach or alleged breach thereof.
          19.3 Notwithstanding any provisions of this Lease to the contrary, Landlord shall not be liable to Tenant, and Tenant shall not be liable to Landlord, for indirect, consequential, special, punitive, exemplary, incidental or other like damages (including, without limitation, damages to Landlord for lost profits or opportunities, or the loss by foreclosure, deed in lieu, or otherwise, of all or any portion of Landlord’s interest in the Building and/or Land), even if arising from any act, omission or negligence of such party or from the breach by such party of its obligations under this Lease.

          20. Fees and Expenses.
     If Tenant shall default under this Lease beyond any applicable grace, cure or notice periods, Landlord may, after notice to Tenant, (a) perform the same for the account of Tenant if the same arises out of any obligation owed by Tenant to a third party, or (b) make any reasonable expenditure or incur any obligation for the payment of money in connection with any obligation owed to Landlord, including, but not limited to, reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding, and the cost thereof, with interest thereon at the Applicable Rate, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within ten (10) Business Days of delivery of a demand therefor, together with any reasonably required substantiating bills, statements or other documentation.
          21. No Representations by Landlord.
          21.1 Tenant acknowledges and agrees that Landlord has not made and is not making any warranties or representations with respect to the Premises or the Building and Tenant, in executing and delivering this Lease, is not relying upon any warranties, representations, promises or statements of Landlord with respect to the Premises or the Building, except to the extent that the same are set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease. All understandings and agreements between the parties are merged in this Lease and any other written agreements made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other written agreements made concurrently herewith.
          22. Expiration, Surrender and Holdover.
          22.1 Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, vacant and in their then-existing condition, and Tenant shall remove such of its property as may be required pursuant to Section 23 hereof; this obligation shall survive the expiration or sooner termination of the Term. If the last day of the Term or any renewal thereof falls on Saturday or Sunday, this Lease shall expire on the Business Day immediately preceding.
          22.2 In the event this Lease is not renewed or extended or a new lease is not entered into between the parties, and if Tenant shall then hold over after the expiration of the Term (it being agreed that Tenant shall not be deemed holding over by the mere fact that Tenant’s Property and/or its Alterations remain in the Premises after the expiration of the Term), the parties hereby agree that Tenant’s occupancy of the Premises after the expiration of the Term shall be under a month-to-month tenancy commencing on the first day after the expiration of the Term, which tenancy shall be upon all of the terms set forth in this Lease except Tenant shall pay on the first day of each month of the holdover period as Fixed Rent, an amount equal to the product obtained by multiplying (i) one-twelfth of the Fixed Rent payable by Tenant during the last month of the Term (i.e., the month immediately prior to the holdover period), by (ii) one hundred ten (110%) percent for the first month of such month-to-month tenancy, one hundred fifteen (115%) percent for the next two months of such month-to-month tenancy, one hundred twenty-five (125%) percent for the next three months of such month-to-month tenancy, and one hundred fifty (150%) percent thereafter.
          22.3 Notwithstanding anything to the contrary contained in this Lease, the acceptance of any Rent paid by Tenant pursuant to this Article shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding.
          23. Fixtures, Equipment and Other Property.
          23.1 All fixtures, equipment, improvements, cables, raised floors, ventilation and air-conditioning equipment and appurtenances attached to or built into the Premises at the commencement of or during the Term, whether or not by or at the expense of Tenant, but specifically excluding Tenant’s Property, shall be and remain a part of the Premises and shall, upon the Expiration Date, be deemed the property of Landlord (without representation or warranty by Tenant) and shall not be removed by Tenant, except as otherwise provided herein.
          23.2 All of the following (collectively, the “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term (i) all property characterized as “Retained Property” in the Purchase Agreement pursuant to which Tenant conveyed the Premises to Landlord as of the date hereof, (ii) all furniture, furnishings, office and other movable equipment and other sections or items of movable personal property, in each case located in the Premises and owned by Tenant or by any other Person (other than Landlord) and for which Tenant is responsible, (iii) all partitions, furniture systems, special or other cabinet work, business and trade fixtures, machinery and equipment, office equipment and communications equipment, including, without limitation, telephone systems, security systems, emergency generator and uninterrupted power supply systems, lab benches and equipment, fume hoods and any other similar equipment, property or items, whether or not attached to or built into the Premises, but which are installed in the Premises by or for the account of Tenant or any other Permitted User and in each case can be removed without damage to the structural elements of the Building in any material respect, and (iv) all fixtures, fittings, installations, equipment, machinery and other items relating to the operation of Tenant’s business, which in each case can be removed without damage to the structural elements of the Building in any material respect. Tenant shall remove all of Tenant’s Property from the Premises at its sole expense upon the expiration or earlier termination of the Lease. Without limiting any of the forgoing, it is understood and agreed that Tenant shall have no obligation to remove any cables or raised floors on or prior to the Expiration Date or earlier termination of this Lease, except to the extent the same are part of Alterations made after the date hereof which Tenant is obligated to remove pursuant to Section 5.2 above.
          24. Quiet Enjoyment.
     So long as no Event of Default has occurred and is then continuing, Tenant may peaceably and quietly enjoy the Premises without hindrance, ejection or molestation by Landlord, or any Person lawfully claiming through or under any of the foregoing, subject, nevertheless, to the terms and conditions of this Lease, and to all Superior Mortgages.

          25. No Waiver Provisions.
          25.1 No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord.
          25.2 The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a violation, from having all of the force and effect of an original violation. The receipt by Landlord of Fixed Rent, Additional Rent or any other item of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or other item of Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or other item of Rent, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or other item of Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or other item of Rent or pursue any other remedy in this Lease provided.
          26. Affirmative Waivers.
     Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, including, without limitation, any claim of injury or damage, and any emergency and other statutory remedy with respect thereto.
          27. Unavoidable Delays.
          27.1 This Lease and the obligation of Tenant to pay Rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord or because Landlord is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of any Unavoidable Delay.
          27.2 Other than Tenant’s obligation to pay Rent when due, Tenant’s obligation to perform or observe any term, condition, covenant or agreement on Tenant’s part to be performed or observed shall be suspended during such time that such performance or observance is prevented or delayed by reason of any Unavoidable Delay.
          28. Notices.
     Except as otherwise expressly provided in this Lease, all bills, statements, consents, notices, demands, approvals, requests or other communications required or permitted to be given under this Lease shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 28):

If to Landlord:	c/o D.R. Stephens & Company, LLC
465 California Street, Suite 330
San Francisco, CA 94104
Attention: Lane Stephens

If to Tenant:	RAE Systems Inc.
3773 N. First Street
San Jose, CA 95134
Attention: Chief Financial Officer or Treasurer

with a copy to:
DLA Piper US LLP
2000 University Avenue
East Palo Alto, CA 94303
Attention: Peter Astiz, Esq.
     All notices, elections, requests and demands under this Lease shall be effective and deemed received upon the earliest of (i) the actual receipt of the same by personal delivery or otherwise, (ii) one (1) Business Day after being deposited with a nationally recognized overnight courier service as required above or (iii) three (3) Business Days after being deposited in the United States mail as required above. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent.
          29. Estoppel Certificates.
     Each party agrees, at any time and from time to time, as requested by the other party, upon not less than twenty (20) days notice, to execute and deliver to the other a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the dates to which the fixed rent has been paid, and stating whether or not, to the knowledge of the signer, the other party is in default in performance of any of its obligations under this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing.

          30. Broker.
     Landlord and Tenant each covenant, warrant and represent that, except for Broker, no broker was instrumental in bringing about or consummating this Lease and that it had no conversations or negotiations with any broker concerning the leasing of the Premises to Tenant. Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker (including Broker). Landlord agrees to indemnify and hold harmless Tenant against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of conversations or negotiations had by Landlord with any broker other than Broker. The provisions of this Article 30 shall survive the expiration or earlier termination of this Lease.
          31. Indemnity.
          31.1 Neither Landlord (except to the extent expressly set forth in this Lease), any Superior Mortgagee, nor any partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, or any Superior Mortgagee (in any case whether disclosed or undisclosed), shall be liable to Tenant for any loss, injury or damage to Tenant or to any other Person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any damage to property of Tenant or of others entrusted to employees of Landlord or Landlord’s managing agent (if any), nor for loss of or damage to any such property by theft or otherwise; provided, however, that nothing contained in this Section 31.1 shall be construed to exculpate Landlord for loss, injury or damage to the extent caused by or resulting from any of the events or matters described in Section 31.4 below. Further, neither Landlord, or any Superior Mortgagee, nor any partner, director, officer, principal, shareholder, agent, servant or employee of Landlord, or any Superior Mortgagee, shall be liable (i) for any such damage caused by other Persons in, upon or about the Building or the Real Property, or caused by operations in construction of any private, public or quasi-public work, or (ii) for consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other property therein by Tenant or any Person claiming through or under Tenant.
          31.2 Neither Tenant (except to the extent expressly set forth in this Lease) nor any partner, director, officer, shareholder, principal, agent, servant or employee of Tenant (in any case whether disclosed or undisclosed), shall be liable to Landlord for any loss, injury or damage to Landlord or to any other Person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any damage to property of Landlord, or of others entrusted to employees of Tenant, nor for loss of or damage to any such property by theft or otherwise; provided, however, that nothing contained in this Section 31.2 shall be construed to exculpate Tenant for loss, injury or damage to the extent caused by or resulting from any of the events or matters described in Section 31.3 below. Further, neither Tenant, nor any partner, director, officer, principal, shareholder, agent, servant or employee of Tenant shall be liable (i) for any such damage caused by other Persons in, upon or about the Building or the Real Property, or caused by operations in construction of any private, public or quasi-public work, or (ii) for consequential damages arising out of any loss of use of the Building or any equipment, facilities or other property of Landlord or any Person claiming through or under Landlord.
          31.3 Subject to the terms of Section 9.4 hereof relating to waivers of subrogation (to the extent that such waivers of subrogation shall be applicable in any case) and subject to Section 34.1, Tenant shall indemnify and hold harmless Landlord and its directors, officers and employees (each of the foregoing, a “Landlord Party”) from and against any and all claims (together with all reasonable, actual out-of-pocket costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought hereon, including, without limitation, all reasonable attorneys’ fees and expenses) arising from or in connection with:
          (a) the occupancy, conduct or management of the Premises or of any business therein, by or on behalf of Tenant, or any work or thing whatsoever done, or any condition created (other than by any Landlord Party) in the Premises during the Term;
          (b) any act, omission (where there is an affirmative duty to act) or negligence of Tenant or any of its subtenants or licensees or its or their partners, directors, principals, shareholders, officers, agents, employees or contractors (except to the extent caused by the negligence or willful misconduct of any Landlord Party, or their agents, employees or contractors);
          (c) any accident, injury or damage whatever (except to the extent caused by the negligence or willful misconduct of any Landlord Party, or their respective agents, employees, or contractors) occurring in, at or upon the Premises; or
          (d) any breach or default by Tenant in the full and prompt payment and performance of Tenant’s obligations under this Lease.
          31.4 Subject to the terms of Section 9.4 hereof relating to waivers of subrogation (to the extent that such waivers of subrogation shall be applicable in any case) and subject to Section 34.1, Landlord shall indemnify and hold harmless Tenant and each Tenant Party from and against any and all claims (together with all reasonable, actual out-of-pocket costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought hereon, including, without limitation, all reasonable attorneys’ fees and expenses) arising from or in connection with (i) the performance or non-performance of any of the obligations to be performed by Landlord under this Lease or (ii) any negligence or intentional wrongful act or omission of Landlord or any of its or their employees, partners, members, managers, shareholders, officers, directors, trustees, agents or contractors.
          31.5 Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that Tenant and Tenant’s partners, directors, officers, principals, shareholders, agents and employees (each of the foregoing, a “Tenant Party”) shall not be liable for and shall not be required to indemnify any Person with respect to any and all claims arising from or in connection with any event or matter to the extent arising or occurring after the expiration or earlier termination of the Term.

          31.6 In case any action or proceeding be brought against any Landlord Party or Tenant Party indemnified hereunder (such party, an “Indemnified Party”) by reason of any claim described in this Article 31, upon notice from such Indemnified Party to the appropriate party hereunder (such party, the “Responsible Party”) that is obligated to indemnify such Indemnified Party, the Responsible Party shall resist and defend such action or proceeding by counsel reasonably satisfactory to such Indemnified Party. Provided that the Responsible Party complies with the requirements of this Section 31.6 with respect to any third-party claim, the Responsible Party shall not be liable for the costs of any separate counsel employed by the Indemnified Party with respect thereto. If the issuer of any insurance policy maintained by the Responsible Party and meeting the applicable requirements of this Lease shall assume the defense of any such third-party claim, then such Indemnified Party shall permit such insurance carrier to defend the claim with its counsel and (i) no Indemnified Party shall settle such claim without the consent of the insurance carrier (unless such settlement would relieve such Indemnified Party of all liability for which the Responsible Party or its insurance carrier may be liable hereunder and the Responsible Party and its insurance carrier shall have no liability for such settlement), (ii) the Responsible Party shall have the right to settle such claim without the consent of the Indemnified Party if Indemnified Party and its insurance carriers would be relieved of all liability in connection therewith, (iii) the Indemnified Party shall reasonably cooperate, at the Responsible Party’s expense, with the insurance carrier in its defense of any such claim, and (iv) the Responsible Party shall not be liable for the costs of any separate counsel employed by the Indemnified Party. In no event shall the Responsible Party be liable for consequential or indirect damages. Nothing contained in this Section 31.6 shall be deemed to relieve any party under this Lease of the obligation to maintain insurance in accordance with the provisions of Article 9.
          32. [intentionally deleted].
          33. Extension Term.
          33.1 (a) For purposes hereof:
     the term “Option” shall mean Tenant’s right to extend the term of this Lease for an additional term of five (5) years commencing on the day immediately following the expiration of the Initial Term;
     the term “Extension Term” shall mean the five (5) year period commencing on the day immediately following the expiration of the Initial Term.
     Any exercise by Tenant of the Extension Option shall be for not less than the entire Premises and shall be on all of the terms and conditions of this Lease other than Fixed Rent for the Extension Term determined in accordance with this Article 33. Notwithstanding anything to the contrary in this Article 33, Tenant agrees that Fixed Rent for the Extension Term, however determined, shall in no event be less than the Fixed Rent payable immediately prior to the commencement of the Extension Term.
     (b) The Extension Option may be exercised only by Tenant giving notice to Landlord to that effect (herein called an “Extension Election Notice”) at least nine (9) months prior to the expiration of the Initial Term. Within fifteen (15) days after Landlord receives the Extension Election Notice, Landlord shall deliver a notice to Tenant specifying its estimate of the Market Value Rent for the Premises for the Extension Term (the “Rent Notice”). Tenant shall notify Landlord in writing within thirty (30) days after the date that Tenant receives the Rent Notice whether it approves Landlord’s estimate of Market Value Rent (the “Response Notice”). If Tenant fails to provide a Response Notice within such thirty (30) day period, then Tenant shall be deemed to have accepted Landlord’s estimate of Market Value Rent, in which case Fixed Rent for the first year of the Extended Term shall be equal to ninety-five percent (95%) of such Market Value Rent. If Tenant gives a Response Notice disapproves of Landlord’s designation of Market Value Rent, then Landlord and Tenant shall negotiate in good faith for a period of thirty (30) days after the date of the Response Notice to reach agreement on Market Value Rent. If Landlord and Tenant do not reach agreement on Market Value Rent within such thirty (30) day period, then Tenant, as its sole options, may either (i) revoke its Extension Election Notice by delivering a “Revocation Notice” (herein so called) to Landlord within ten (10) days after the end of the thirty (30) day negotiation period (herein called the “Revocation Period”), or (ii) deliver an “Appraisal Notice” (herein so called) to Landlord before the end of the Revocation Period, notifying Landlord of its election to submit the determination of Market Value Rent to appraisal in accordance with Section 33.3(a). If Tenant does not deliver a Revocation Notice or an Appraisal Notice before the end of the Revocation Period, then Tenant shall be deemed to have given an Appraisal Notice. If Tenant gives a Revocation Notice before the end of the Revocation Period, then this Lease will be terminated upon the expiration of the initial Term. Subject to the provisions of this Article 33, upon the giving of an Extension Election Notice the Term shall be extended in accordance with the terms hereof for the Extension Term without the execution of any further instrument.
          33.2 The exercise of any of the aforesaid options to extend the Term when any default has occurred and is continuing beyond the expiration of any applicable notice or grace period provided for in this Lease, shall, upon written notice by Landlord, be void and of no force and effect unless either (i) Landlord shall elect otherwise or (ii) Tenant disputes Landlord’s determination that the Extension Election Notice is void and of no force or effect and seeks judicial relief within fifteen (15) Business Days after the giving of such notice by Landlord to Tenant, in which event the issue of whether the Extension Election Notice is void and of no force or effect shall be determined by a court of competent jurisdiction. The termination of this Lease during the Initial Term shall also terminate and render void any option or right on Tenant’s part to extend this Lease for the Extension Term, whether or not such option or right shall have been exercised. Tenant’s option to extend the Term may not be severed from this Lease or separately sold, assigned or otherwise transferred.
          33.3 (a) If Tenant delivered (or is deemed to have delivered) an Appraisal Notice, then Landlord shall designate its appraiser in a written notice to Tenant specifying the name and address of the person designated to act as Landlord’s appraiser within thirty (30) days following Landlord’s receipt (or Tenant’s deemed delivery) of the Appraisal Notice. Within ten (10) Business Days after the Tenant’s receipt of notice of the designation of Landlord’s appraiser, Tenant shall give notice to Landlord specifying the name and address of the person designated to act as an appraiser on its behalf. If Tenant fails to notify Landlord of the appointment of its appraiser within the time above specified, then Landlord shall provide an additional notice to Tenant requiring Tenant’s appointment of an appraiser within five (5)

Business Days after Tenant’s receipt thereof, and if Tenant fails to notify Landlord of the appointment of its appraiser within the time specified by the second notice, the appointment of the second appraiser shall be made in the same manner as hereinafter provided for the appointment of a third appraiser in a case where the two appraisers appointed hereunder and the parties are unable to agree upon such appointment. The two appraisers so chosen shall meet within ten (10) Business Days after the second appraiser is appointed, and shall exchange sealed envelopes each containing such appraiser’s written determination of an amount equal to Market Value Rent for the Premises during the Extension Term. Market Value Rent specified by Landlord’s appraiser shall herein be called “Landlord’s Submitted Value” and Market Value Rent specified by Tenant’s appraiser shall herein be called “Tenant’s Submitted Value.” Neither Landlord nor Landlord’s appraiser shall be bound by nor shall any reference be made to the determination of Market Value Rent for the Premises during the Extension Term which was furnished by Landlord in the Rent Notice. Neither Tenant nor Tenant’s appraiser shall be bound by nor shall any reference be made to the determination of Market Value Rent for the Premises during the Extension Term which was furnished by Tenant in response to the Rent Notice. Copies of the two appraisers’ written determinations shall be sent to both Landlord and Tenant concurrently with each appraiser providing its “Submitted Value” notice to the other. Any failure of either such appraiser to meet and exchange such determinations shall be acceptance of the other party’s appraiser’s determination as Market Value Rent if such failure persists for three (3) days after notice to the party for whom such appraiser is acting, and provided that such three (3) day period shall be extended by reason of any applicable condition of Unavoidable Delay. If the higher determination of Market Value Rent is not more than one hundred two percent (102%) of the lower determination of Market Value Rent, then Market Value Rent shall be deemed to be the average of the two determinations. If, however, the higher determination is more than one hundred two percent (102%) of the lower determination, then within five (5) days of the date the appraisers submitted their respective Market Value Rent determinations, the two appraisers shall together appoint a third appraiser. All three appraisers shall be licensed appraisers and shall have been actively and continuously engaged in the appraisal of Comparable Buildings for the immediately preceding ten (10) year period and be MAI certified. In the event of their being unable to agree upon such appointment within said five (5) day period, the third appraiser shall be selected by the parties themselves if they can agree thereon within a further period of five (5) days. If the parties do not so agree, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association or any successor organization thereto (the “AAA”) in accordance with its rules then prevailing or if the AAA shall fail to appoint said third appraiser within fifteen (15) days after such request is made, then either party may apply, on notice to the other, to any court of competent jurisdiction in the County in which the Premises is located for the appointment of such third appraiser. Within five (5) days after the appointment of such third appraiser, Landlord’s appraiser shall submit Landlord’s Submitted Value to such third appraiser and Tenant’s appraiser shall submit Tenant’s Submitted Value to such third appraiser. Such third appraiser shall, within thirty (30) days after the end of such five (5) day period, select either Landlord’s Submitted Value or Tenant’s Submitted Value as Market Value Rent of the Premises during the applicable Extension Term and send copies of his or her determination promptly to both Landlord and Tenant specifying whether Landlord’s Submitted Value or Tenant’s Submitted Value shall be Market Value Rent, in which case Fixed Rent for the first year of the Extension Term shall be equal to ninety-five percent (95%) of the Market Value Rent determined by the third appraiser.

          (b) Each party shall have a right to present evidence to the appraisers, produce witnesses or experts to be heard by the appraisers, and provide such other information that may be relevant in connection with the appraisal. The decision of the first and second appraiser or the third appraiser, as the case may be, shall be conclusively binding upon the parties, and judgment upon the decision may be entered in any court having jurisdiction.
          (c) Each party shall pay the fees and expenses of the one of the two original appraisers appointed by or for such party, and the fees and expenses of the third appraiser and all other expenses (not including the attorneys’ fees, witness fees and similar expenses of the parties which shall be borne separately by each of the parties) of the appraisal shall be borne by the parties equally.
          (d) In the event the aforesaid appraisal process is initiated, then as of the commencement date of the Extension Term, Tenant shall pay the amount equal to the average of Landlord’s Submitted Value and Tenant’s Submitted Value and when the determination has actually been made, an appropriate retroactive adjustment shall be made as of the commencement date of Extension Term. Overpayments shall be paid by Landlord to Tenant and underpayments shall be paid by Tenant to Landlord promptly after such determination, in both cases, together with interest thereon at the Applicable Rate.
          33.4 For purpose for this Article 33, the determination of “Market Value Rent” shall mean the annual rental rate for the Premises charged to non-renewing/non-extending tenants for space of comparable size and conditions in Comparable Buildings, further taking into consideration the following: the location in a business park/campus and amenities available to tenants, quality, condition and age of the building; the use, location, size and floor level(s) of the space in question; the definition of “rentable area”; the extent of leasehold improvements; leasehold improvement allowances; abatements (including with respect to basic rental, operating expenses and real estate taxes); lease takeovers/assumptions; relocation/moving allowances; space planning/interior architecture and engineering allowances; refurbishment and repainting allowances; club memberships; other concessions or inducements including, without limitation, signage and parking charges; extent of services provided or to be provided; distinction between “gross” and “net” lease; base year or dollar amount for escalation purposes (both operating expenses and ad valorem/real estate taxes); any other adjustments (including by way of indexes) to basic rental; credit standing and financial stature of the tenant; term or length of lease; the time the particular rental rate under consideration was agreed upon and became or is to become effective; the payment of a leasing commission and/or fees/bonuses in lieu thereof, whether to Landlord, any person or entity affiliated with Landlord, or otherwise; and any other relevant term or condition in making such Market Value Rent determination.
          34. Miscellaneous.
          34.1 The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, their assigns; provided that, the benefit of the indemnity obligations provided by Tenant pursuant to Article 31 of this Lease shall be for the owner of the Premises at the time of the occurrence of the relevant event, together with its successor owners of the Premises as Landlord hereunder.

          34.2 The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, to the extent that they shall accrue subsequent to the transfer of Landlord’s interest in the Building or the Real Property as owner thereof and in the event of such transfer said obligations thereafter accruing shall be expressly assumed by and binding upon each transferee of the interest of Landlord herein named as such owner or lessee of Building or the Real Property, and such transferee, by accepting such interest, shall be deemed to have assumed such obligations accruing after transfer. Except as otherwise expressly provided herein, the transferor shall be released from any obligations accruing prior to the transfer of its interest in Building or Real Property as owner thereof, if the transferee shall expressly assume such prior accruing obligations in a written recordable instrument and the transferee is not an affiliate of Landlord. Neither the partners comprising Landlord, nor the shareholders (nor any of the partners comprising same), partners, directors or officers of any of the foregoing shall be liable for the performance of Landlord’s obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and shall not seek any damages against any of the foregoing. The liability of Landlord for the performance of Landlord’s obligations hereunder shall be limited to Landlord’s interest in the Real Property (and the proceeds therefrom) and Tenant shall not look to any other property or assets of Landlord in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.
          34.3 Tenant shall not record this Lease, but at the request of either party, Landlord and Tenant shall execute, acknowledge and deliver, and Landlord or Tenant may record, a memorandum with respect to this Lease. Within ten (10) Business Days after the end of the Term (as the same may be extended), Tenant shall enter into such documentation as is reasonably required by Landlord in form reasonably acceptable to Tenant to remove the memorandum of record.
          34.4 Except as otherwise expressly set forth in this Lease, including, without limitation, any right on behalf of Tenant to terminate all or a portion this Lease, no agreement shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, including, without limitation, this Section 34.4, unless such agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or effectuation of the abandonment is sought.
          34.5 This Lease (including any exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the exhibits attached hereto are incorporated in and made a part of this Lease, provided that, in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the exhibits hereto, the terms and provisions of this Lease shall control.
          34.6 This Lease shall be governed in all respects by, and construed in accordance with, the laws of the State in which the Real Property is located.

          34.7 If any provision of this Lease, or its application to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.
          34.8 The section headings used herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision hereof.
          34.9 Landlord hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against any of the Tenant’s employees, agents, licensees, invitees, customers, and contractors, Tenant’s parent, subsidiary and affiliated companies (collectively, the “Tenant Companies”) and the directors, officers, agents and employees of the Tenant Companies (collectively “Tenant’s Indemnitees”), and hereby unconditionally and irrevocably releases and discharges Tenant’s Indemnitees from any and all liability whatsoever which may now or hereafter accrue in favor of Landlord against the Tenant Indemnitees, in connection with or arising out of this Lease. Landlord agrees to look solely to Tenant and its assets for the satisfaction of any liability or obligation arising under this Lease or for the performance of any of the covenants, warranties or other agreements contained herein. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be liable under any circumstances for injury or damage to, or interference with, Landlord’s business, including loss of title to the Building or any portion thereof, loss of profits, loss of rents or other revenues (excluding payments thereof which Tenant is otherwise obligated to make under this Lease), loss of business opportunity, loss of goodwill or loss of use, in each case however occurring. The provisions of this Section 34.9 shall survive the expiration or termination of this Lease.
          34.10 Each of Tenant and Landlord represents and warrants to the other that each individual executing this Lease on behalf of such party is authorized to do so on behalf of such party and that such party is not, and the entities or individuals constituting such party or which may own or control such party or which may be owned or controlled by such party are not (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list complied pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.
          34.11 Landlord hereby waives any statutory liens and any rights of distress with respect to Tenant’s property from time to time located in, on or about the Premises. This Lease does not grant a contractual lien or any other security interest to Landlord or in favor of Landlord with respect to Tenant’s Property. Landlord further agrees, without cost to Tenant, to execute and deliver such instruments reasonably requested by Tenant from time to time to evidence the aforesaid waiver by Landlord.

          35. Confidentiality; Press Releases.
          35.1 Landlord acknowledges that it may have access to certain confidential information of Tenant concerning Tenant’s and/or its Affiliates businesses, facilities, operations, plans, proprietary software, technology, and products (“Confidential Information”). Confidential Information shall not include any information that is available to the general public (e.g., SEC filings). Landlord agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by this Lease, nor disclose to any third party (except public filings and other information available to the general public, as required by law, judicial proceeding or to its attorneys, accountants, and other advisors and mortgagees and prospective purchasers of the Premises, but only as reasonably necessary and subject to the confidentiality provisions hereof), any of Tenant’s Confidential Information or any of the terms and conditions of this Lease and will take reasonable precautions to protect the confidentiality of such Confidential Information and the terms and conditions of this Lease (in each case, except as permitted hereby). Tenant agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by this Lease, nor disclose to any third party (except public filings and other information available to the general public, as required by law, judicial proceeding or to its attorneys, accountants, and other advisors, but only as reasonably necessary and subject to the confidentiality provisions hereof), any of the terms and conditions of this Lease and will take reasonable precautions to protect the confidentiality of the terms and conditions of this Lease (except as permitted hereby). The obligations of Landlord and Tenant under this Article 35 shall survive the expiration or termination of this Lease.
          35.2 Neither party hereto may issue (or cause to be issued) a press release or written statement to the press with respect or concerning this Lease or the terms hereof with the express consent of the other party hereto. Notwithstanding the foregoing, either party shall be permitted to issue any such press release or written statement that is necessary in order to comply with Legal Requirements. Furthermore, upon notice from Tenant that any of Landlord’s advertisements or press releases are not consistent with Tenant’s corporate policies relating to public relations, Landlord shall endeavor to cause its advertisements and press releases to be consistent with Tenant’s corporate policies relating to public relations to the extent same are commercially reasonable.
          36. Financing.
          36.1 Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to obtain financing secured by security interests in Tenant’s furniture, fixtures and equipment constituting Tenant’s Property (hereinafter referred to as “Tenant’s Collateral”) and the provider of such financing shall have the right to file UCC financing statements in connection therewith, provided and on the condition that (a) Landlord shall be under no obligation to preserve or protect Tenant’s Collateral, (b) following an Event of Default by Tenant hereunder the secured party shall be required to reimburse Landlord for Landlord’s actual out-of-pocket costs and expenses incurred in storing Tenant’s Collateral and repairing any damage to the Premises which occurs during the removal of Tenant’s Collateral provided such damage was not the result of Landlord or any of its agents negligence or willful misconduct, and (c) except in connection with a leasehold mortgage, the description of the secured property in the UCC financing statements shall specifically exclude Tenant’s leasehold estate and any so-called betterments and improvements to the Premises (in contradiction to Tenant’s Collateral). Landlord agrees to execute and deliver a so called “recognition agreement“ with the holder of the security interest in Tenant’s Collateral acknowledging the foregoing, provided same is in form and substance reasonably acceptable to Landlord and, if required, the holder of any Superior Mortgage. In addition, Landlord agrees to execute and deliver a document reasonably acceptable to Landlord to protect the position of the holder of the security interest in Tenant’s Collateral, sometimes referred to as a so called “landlord’s waiver,” which includes provisions (i) waiving any rights Landlord may have to Tenant’s Collateral by reason of (A) the manner in which Tenant’s Collateral is attached to the Building, or (B) any statute or rule of law which would, but for this provision, permit Landlord to distrain or assert a lien or claim any other interest against any such property by reason of any other provisions of this Lease against Tenant’s Collateral for the nonpayment of any rent coming due under this Lease, and (ii) giving the right to the holder of the security interest in Tenant’s Collateral, prior to the expiration of this Lease or in the event of the earlier termination of this Lease, prior to the later of the earlier termination of this Lease and fifteen (15) Business Days after Landlord’s notice to the holder of the security interest in Tenant’s Collateral of Landlord’s intent to terminate this Lease as a result of Tenant’s default hereunder, to remove Tenant’s Collateral in the event of a default by Tenant under any agreement between Tenant and the holder of the security interest in Tenant’s Collateral, provided Tenant shall remain liable to perform, in accordance with the terms and conditions of this Lease, or paying the costs incurred by Landlord in performing, restoration and repairs to any damage to the Premises resulting therefrom.
          37. Leasehold Mortgages.
          37.1 Tenant shall at all times and from time to time have the right to encumber by mortgage, deed of trust, or security agreement (each a “Leasehold Mortgage”) Tenant’s leasehold estate in the Premises, together with Tenant’s rights and interests in all improvements, fixtures, equipment, and alterations situated thereon, and all rents, issues, profits, revenues, and other income to be derived by Tenant therefrom, to secure such loans from time to time made by any bona fide third-party lender that is unaffiliated with Tenant (a “Leasehold Mortgagee”) to Tenant; provided, however, that such Leasehold Mortgage shall in no event encumber Landlord’s fee title and interest in the Premises.
          37.2 Landlord shall deliver notice of any default by Tenant under this Lease to any Leasehold Mortgagee provided Tenant or such Leasehold Mortgagee shall have notified Landlord in writing of the existence of the Leasehold Mortgage under this Lease and the address to which notices should be delivered, and no notice of default shall be deemed effective against a Leasehold Mortgagee whose identity and address has been provided to Landlord until it is so delivered. A Leasehold Mortgagee shall have the right (but not the obligation) to correct or cure any such default within the same period of time after receipt of such notice as is given to Tenant herein to correct or cure defaults, plus an additional period of thirty (30) days thereafter. Landlord will accept Leasehold Mortgagee’s performance of any covenant, condition, or agreement on Tenant’s part to be performed under this Lease with the same force and effect as though performed by Tenant. Notwithstanding the foregoing, if Landlord has given such Leasehold Mortgagee more than two such default notices in any twelve (12) month period, then, with respect to any subsequent default, such Leasehold Mortgagee shall no longer have such additional time to cure but shall have the same (i.e., coterminous) cure period, if any, available to Tenant pursuant to this Lease.
          37.3 Leasehold Mortgagee or any purchaser in foreclosure proceedings, including any business entity formed by Leasehold Mortgagee or the holder of the note or other obligations secured by the Leasehold Mortgage, may become the legal owner and holder of this Lease and the alterations, equipment, fixtures and other property assigned as additional security for such Mortgage, by foreclosure of the Mortgage or as a result of assignment or conveyance in lieu of foreclosure.
          37.4 Tenant shall, promptly upon receipt of any notice of default under or acceleration of the maturity of the Leasehold Mortgage, deliver a copy thereof to Landlord.
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     IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

LANDLORD:

INLAND AMERICAN/STEPHENS (N FIRST) VENTURES, LLC, a Delaware limited liability company

By:	Stephens & Stephens, LLC, a California limited liability company, its manager

	By:	/s/ Lane B. Stephens
Lane B. Stephens, Manager

TENANT:

RAE SYSTEMS INC., a Delaware corporation

By:		/s/ Randall Gausman

Randall Gausman, Chief Financial Officer

EXHIBIT A
DEFINITIONS AND INTERPRETATION
     I. Definitions. Capitalized terms used in the Lease shall have the meanings set forth below, unless otherwise specifically provided in this Lease or the context so requires:
     “AAA” has the meaning provided in Section 33.3(a).
     “Additional Rent” has the meaning provided in Section 2.3(b).
     “Adjustment Date” means the first (1st) day of the calendar month first occurring after the first (1st) anniversary of the Commencement Date, and each subsequent anniversary of such first (1st) day of the calendar month all times during the entire Term (including the Extension Term, if applicable).
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with, or any general partner or managing member in, such specified Person and includes, without limitation, (i) any record or beneficial owner of more than twenty-five percent (25%) of any class of ownership interests of such Person, and (ii) any Affiliate of such owner. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
     “Alterations” means any physical alterations (other than decorative items or work), installations, improvements, additions or other physical changes in, to or about the Premises, including, without limitation, any additional improvements to be constructed on the Land and/or such other improvements that may be required to add additional electrical, structural, HVAC, domestic water, sprinkler and/or cooling capacity.
     “Applicable Rate” means the lesser of (i) one percent (1%) above the then current “base” rate charged by Bank of America, N.A. or its successor, and (ii) the maximum rate permitted by applicable law.
     “Broker” means Scott Kinder of CRESA Partners, representing Tenant.
     “Building” has the meaning provided in the recitals to this Lease.
     “Business Days” means all days, excluding Saturdays, Sundays and all days observed by either the State in which the Premises are located or the Federal Government and by the labor unions servicing the Building as legal holidays.
     “Capital Item” has the meaning provided in Section 6.2(b).
     “Capital Item Notice” has the meaning provided in Section 6.2(b).

     “Commencement Date” means the date hereof as stated in the introductory paragraph to this Lease.
     “Comparable Buildings” means other office buildings in the general vicinity and/or business district that the Premises are located comparable in nature, quality and size to the Building.
     “Comparable Standard” has the meaning provided in Section 6.1.
     “Confidential Information” has the meaning provided in Section 36.1.
     “Contract of Sale” has the meaning provided in the recitals to this Lease.
     “Corporate Successor” means any of (i) any corporation which is a successor to Tenant by merger, consolidation or reorganization, or (ii) any purchaser of all or substantially all of the assets of Tenant.
     “Event of Default” has the meaning provided in Section 18.1.
     “Expiration Date” means the last day of the calendar month in which the tenth (10th) anniversary of the Commencement Date occurs, as the same may be extended as more particularly set forth in Article 33 hereof.
     “Extension Election Notice” has the meaning provided in Section 33.1(b).
     “Extension Option” has the meaning provided in Section 33.1(a).
     “Extension Term” has the meaning provided in Section 33.1(a).
     “Fixed Rent” means the rent provided in Section 2.3(a).
     “Governmental Authority” means the United States of America, the State, County and City in which the Real Property is situate and any agency, department, commission, board, bureau, instrumentality or political subdivision of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.
     “Indemnified Party” has the meaning provided in Section 31.6.
     “Initial Term” has the meaning provided in Section 2.2.
     “Item Cost” has the meaning provided in Section 6.2(b).
     “Item Dispute Notice” has the meaning provided in Section 6.2(b).
     “Land” has the meaning provided in the recitals to this Lease.
     “Landlord” has the meaning provided in the introductory paragraph to this Lease; provided that, from and after the date hereof, Landlord means only the then current fee owner of the Premises at the time of determination.

     “Landlord Party” has the meaning provided in Section 31.3.
     “Landlord Reimbursement Notice” has the meaning provided in Section 6.2(e).
     “Landlord’s Submitted Value” has the meaning provided in Section 33.1(b).
     “Leasehold Mortgage” has the meaning provided in Section 37.1.
     “Leasehold Mortgagee” has the meaning provided in Section 37.1.
     “Legal Requirements” means all present and future laws, rules, orders
     “Legal Requirements” means all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary as well as ordinary, of all Governmental Authorities, and of any and all of their departments and bureaus, and of any applicable fire rating bureau, or other body exercising similar functions, whether now existing or hereafter created, affecting all or any portion of the Real Property, or affecting the maintenance, use or occupation of all or any portion of the Building.
     “Market Value Rent” has the meaning provided in Section 33.4.
     “Named Tenant” means RAE Systems Inc. and any successor thereto through merger, acquisition, consolidation, or change of control, or any entity which has purchased all or substantially all of the assets of Named Tenant.
     “Permitted Use” has the meaning provided in Section 3.2.
     “Permitted Users” means Tenant, any Affiliate of Tenant, any Corporate Successor of Tenant, any other legal occupant of all or any portion of the Premises including any subtenant, together with each of the respective officers, employees, agents, contractors and guests of the foregoing.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
     “Premises” has the meaning provided in Section 2.1.
     “Qualifying Capital Item” has the meaning provided in Section 6.2(d).
     “Real Property” means, collectively, the Building (together with all personal property of Landlord located therein and used in connection with the operation, repair and maintenance of the Real Property and all fixtures, facilities, machinery and equipment used in the operation of the Building), the Land, the curbs and sidewalks on and/or immediately adjoining the Land, and all easements, air rights, development rights and other appurtenances benefiting the Building and/or the Land.

     “Reassessment Event” shall mean only the following events: (A) a voluntary or involuntary sale, exchange, partition (e.g., condominium conversion, it being understood and agreed the foregoing is not intended to permit Landlord to do so), including, without limitation, any transfer of the Land and Building (not including the transfer pursuant to the Contract of Sale) or other transfer of an equity interest in the Land and/or Building or a lease or sublease of the entire Land and/or Building (or a material portion of the entire Land and/or the Building) which triggers a reassessment of the Property to market value under applicable Legal Requirements, or (B) the voluntary or involuntary sale, exchange, or transfer (whether in a single transaction or a series of related transactions) of any direct or indirect beneficial interest in the entity constituting Landlord or the lessee under any lease or sublease which triggers a reassessment or an option or agreement to do any of the foregoing.
     “Refund(s)” has the meaning provided in Section 4.3.
     “Reimbursement Amount” has the meaning provided in Section 6.2(a).
     “Rent” has the meaning provided in Section 2.4.
     “Rent Notice” has the meaning provided in Section 33.1(b).
     “Response Notice” has the meaning provided in Section 33.1(b).
     “Responsible Party” has the meaning provided in Section 31.6.
     “Revocation Notice” has the meaning provided in Section 33.1(b).
     “Revocation Period” has the meaning provided in Section 33.1(b).
     “Security Deposit” has the meaning provided in Section 2.3(c).
     “Structural Elements” means all structural portions of the Building, including the foundation, footings, exterior walls, roof structure, columns, beams, stairwells, floor slabs and the Roof Covering, subject to Section 6.2.
     “Superior Mortgage” means any trust indenture or mortgage which may now or hereafter affect Landlord’s interests in the Premises, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.
     “Superior Mortgagee” means any trustee, mortgagee or holder of a Superior Mortgage.
     “Superior Mortgagee SNDA” has the meaning provided in Section 8.4.
     “Superior Party” has the meaning provided in Section 8.1.
     “Tax Appeal” has the meaning provided in Section 4.4.
     “Taxes” has the meaning set forth in Section 4.1.

     “Tenant” has the meaning provided in the introductory paragraph to this Lease; provided that, from and after the date hereof, Tenant means only the then current tenant under this Lease at the time of determination.
     “Tenant Companies” has the meaning provided in Section 34.9.
     “Tenant Indemnitees” has the meaning provided in Section 34.9.
     “Tenant Party” has the meaning provided in Section 31.5.
     “Tenant’s Property” has the meaning provided in Section 23.2.
     “Tenant’s Submitted Value” has the meaning provided in Section 33.1(b).
     “Term” has the meaning provided in Section 2.2.
     “Useful Life Estimate” has the meaning provided in Section 6.2(b).
     “Unavoidable Delay” means, in relation to any obligation of a Person, that such Person is prevented or delayed from performing such obligation by reason of strikes or labor troubles or by accident, adjustment of insurance or by any cause whatsoever reasonably beyond such Person’s control, including but not limited to, laws, governmental preemption in connection with a national emergency or by reason of any Legal Requirements of any Governmental Authority or by reason of the conditions of supply and demand which have been or are affected by war, act of terrorism or other similar emergency, except that such Person’s financial status and lack of funds shall not, in and of itself, be sufficient to constitute an Unavoidable Delay.
     II. Interpretation. For purposes of this Lease, the phrase “including” shall mean “including without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural and the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.

EXHIBIT B
LEGAL DESCRIPTION OF LAND

B-1

EXHIBIT C
FORM OF SUPERIOR MORTGAGEE SNDA